RESTATED
ARTICLES OF INCORPORATION
OF AMERCO

The undersigned, Chairman and President of AMERCO, a Nevada corporation, in accordance with Section 78.403 of the Nevada Revised Statutes, does hereby certify that the following are the Restated Articles of Incorporation of AMERCO as amended to the date set forth below (as so amended the “Articles of Incorporation”). This following correctly sets forth the text of said Articles of Incorporation:

1.      The name of this Corporation is AMERCO (hereinafter this “Corporation”).

2.      The name and address of the resident agent is The Corporation Trust Company of Nevada, 311 S. Division Street, Carson City, Nevada 89703.

3.      The Corporation may engage in any lawful activity.

4.      The Corporation shall have all the general and specific powers authorized by law.

5.      The total number of shares of common stock which this Corporation is authorized to issue is (i) One Hundred and Fifty Million (150,000,000) shares of common stock with a par value of Twenty-five Cents ($0.25) per share ("Common Stock, $0.25 Par Value"), and (ii) One Hundred and Fifty Million (150,000,000) shares of common stock ("Serial Common Stock"), with the Board of Directors having authority to issue shares of Serial Common Stock in one or more classes or series (the number of shares of each class or series being determined by the Board of Directors), with or without par value, and with such voting powers, designations, preferences, limitations, restrictions, and relative rights as shall be stated or expressed in the resolution regarding such Serial Common Stock adopted by the Board of Directors pursuant to the authority expressly vested in it by this provision of the Articles of Incorporation, or any amendment thereto. For purposes of these Articles of Incorporation, the term "common stock" includes Common Stock, $0.25 Par Value and Serial Common Stock.

In addition to the common stock authorized to be issued by the foregoing paragraph, this Corporation is authorized to issue Fifty Million (50,000,000) shares of preferred stock, with the Board of Directors having authority to issue such shares in one or more classes or series (the number of shares of each class or series being determined by the Board of Directors), with or without par value, and with such voting powers, designations, preferences limitations, restrictions, and relative right as shall be stated or expressed in the resolution regarding such preferred stock adopted by the Board of Directors pursuant to the authority expressly vested in it by this provision of these Articles of Incorporation, or any amendment thereto.

6.      For the management of the business, and for the conduct of the affairs of the Corporation, and for the further definition, limitation, and regulation of the powers of the Corporation and its directors and stockholders, it is further provided:

A.    Board of Directors. The Board of Directors of the Corporation (“Board of Directors”) shall consist of not less than 4 nor more than 8 directors, the exact number of members of the Board of Directors to be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors.

A director shall hold office for a term of one year, commencing upon the effective time of his or her appointment or election to the Board, and ending at the next succeeding annual meeting of stockholders of the Corporation; subject, however, to prior death, resignation, retirement, disqualification or removal from office.

Directors need not be stockholders. The names of the current members of the Board are:  Edward J. Shoen, James E. Acridge, Charles J. Bayer, John P. Brogan, John M. Dodds, Michael L. Gallagher, Daniel R. Mullen and James P. Shoen, each with an address of c/o 1325 Airmotive Way, Suite 100, Reno, Nevada 89502.

B.     Powers of the Board of Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors is expressly authorized and empowered:

(i)      To make, alter, amend, and repeal the By-Laws, subject to the power of the Stockholders to amend the By-Laws, which power may be exercised only by the affirmative vote of two-thirds of all of the outstanding shares of common stock of the Corporation entitled to vote, which vote must be by ballot at a duly constituted meeting of the Stockholders, the notice of which meeting must include the proposed amendment.  This Article 6.B(i) may be amended only by the affirmative vote of two-thirds of all of the outstanding shares of common stock of the Corporation entitled to vote, which vote must be by ballot at a duly constituted meeting of the stockholders, the notice of which meeting must include the proposed amendment.

(ii)      Subject to the applicable provisions of the By-Laws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to stockholder inspection. No stockholder shall have any right to inspect any of the accounts, books or documents of the Corporation, except as permitted by law, unless and until authorized to do so, by resolution of the Board of Directors or of the shareholders of the Corporation;

(iii)      To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board of Directors, in its sole discretion, may determine, and to pledge or mortgage, as security therefor, any real or personal property of the Corporation, including after-acquired property;

(iv)      To determine whether any and, if so, what part, of the earned surplus of the Corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

(v)      To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for any other lawful purpose;

(vi)      To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations;

(vii)      To designate, by resolution or resolutions passed by a majority of the whole Board of Directors, one or more committees, each consisting of one or more directors, which, to the extent permitted by law and authorized by the resolution or the By-Laws, shall have and may exercise the powers of the Board of Directors;

(viii)      To provide for the reasonable compensation of its own members by By-Laws, and to fix the terms and conditions upon which such compensation will be paid; and

(ix)      In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Nevada, of these Articles of Incorporation, and of the By-Laws of the Corporation.

C.     A director or officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for beach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts of omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

7.      Except as otherwise provided by the Board of Directors, no holder of any shares of the stock of the Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

8.      To the extent and upon the terms and provisions provided in NRS 78.140 and other applicable laws and regulations, a contract or other transaction is not void or voidable solely because (A) The contract or transaction is between (i) the Corporation and one or more of its Directors or officers, or (ii) another corporation, firm or association in which one or more of its directors or officers are Directors or officers of the Corporation or are financially interested;  (B) A common or interested Director or officer (i) is present at the meeting of the Board of Directors or a committee thereof which authorizes or approves the contract or transaction; or (ii) joins in the signing of a written consent which authorizes or approves the contract or transaction pursuant to subsection 2 of  NRS 78.315;  or (C) The vote or votes of a common or interested Director are counted for the purpose of authorizing or approving the contract or transaction.

9.      The duration of this Corporation shall be perpetual.

10.  The affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of common stock of this Corporation entitled to vote shall be required to approve, adopt or authorize:

A.    Any agreement for the merger, consolidation, amalgamation or combination of this Corporation with or into any other any person, firm, corporation or other entity which is an Interested Stockholder (as hereafter defined);

B.     Any sale, lease, exchange or other disposition to or with this Corporation of any assets of any Interested Stockholder;

C.     Any sale, lease, exchange or other disposition by this Corporation of all or substantially all of the assets of this Corporation to or with an Interested Stockholder;

D.    Any plan or proposal for liquidation or dissolution of this Corporation if any shareholder of this Corporation is an Interested Stockholder; or

E.     Any reclassification of securities (including any reverse stock split) or recapitalization of this Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of stock or convertible securities of this Corporation, directly or indirectly owned by an Interested Stockholder.

As used herein, Interested Stockholder shall mean any person, firm, corporation or other entity which, as of the record date for the determination of shareholders entitled to notice of and to vote on any of the above transactions, is the beneficial owner, directly or indirectly, of more than five percent (5%) of the voting power of any class of outstanding voting shares of this Corporation. For the purposes hereof, any person, firm, corporation or other entity will be deemed to be the beneficial owner of outstanding voting shares of this Corporation in which (i) it has the right to acquire pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, (ii) investment power over the shares, including, without limitation, the power to dispose, or to direct the disposition, of the shares, or (iii) are owned, directly or indirectly (including shares deemed owned through the application of clause (i) above), by any other person, firm, corporation or other entity with which it has any agreement, arrangement or understanding, whether or not in writing, with respect to the acquisition, holding, voting or disposition of voting stock of this Corporation, or which is its "affiliate" or "associate" as those terms are defined in the Rules and Regulations under the Securities Exchange Act of 1934, as amended.

The Board of Directors of this Corporation shall have the power and duly, by resolution adopted by the affirmative vote of a majority of the whole Board of Directors, to determine (and such determination shall be conclusive) for the purposes of this Article 10, on the basis of information known to it, whether (i) any person, firm, corporation or other entity is the beneficial owner, directly or indirectly, of more than five percent (5%) of any class of voting stock of this Corporation, (ii) any proposed sale, lease, exchange or other disposition involves all or substantially all of the assets of this Corporation, or (iii) any person, firm, corporation or other entity has any agreement, arrangement or understanding with respect to the acquisition, holding, voting or disposition of voting stock of this Corporation with any other person, firm, corporation or other entity.

Notwithstanding any other provision of these Articles of Incorporation, the affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of common stock of this Corporation entitled to vote shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with, this Article 10.

The respective two-thirds (2/3rds) voting requirements specified above for any of the transactions referred to in any one or more of paragraphs 10.A through 10.E above, or to amend, alter, change or repeal, or to adopt any provision inconsistent with, this Article 10, shall not be applicable to a proposed action which has been approved or recommended by majority of the Disinterested directors. As used herein, a "Disinterested Director" means (i) any Director of the Corporation who was a Director as of July 24, 1988, or (ii) was thereafter elected by the shareholders or appointed by the Board of Directors of this Corporation and was not at the time of such election or appointment associated with or an affiliate of an Interested Stockholder directly or indirectly involved in the transaction or proposal before the Board of Directors, or (iii) a person designated, before his election or appointment as a Director, as a Disinterested Director by a majority of Disinterested directors then on the Board of Directors.

11.  Stockholder action by written consent is prohibited. This Article 11 may be amended only by the affirmative vote of two-thirds (2/3rds)  of all of the outstanding shares of common stock of the Corporation entitled to vote, which vote must be by ballot at a duly constituted meeting of the shareholders, the notice of which meeting must include the proposed amendment.

12.  Indemnification:

A.    The Corporation must indemnify and hold harmless, to the fullest extent permitted or authorized by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Covered Action”), by reason of the fact that he or she, or a person for whom he or she is legal representative, is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (a “Covered Entity”), including service with respect to employee benefit plans, against all expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person, so long as such covered person (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Notwithstanding the foregoing, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Notwithstanding the foregoing, the Corporation shall only be required to indemnify a Covered Person in connection with a Covered Action (or part thereof) commenced by such Covered Person if the commencement of such Covered Action (or part thereof) by the Covered Person was authorized by the Board of Directors.

B.     The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Director or officer in defending any Covered Action as they are incurred and in advance of its final disposition so long as such Director or officer provides an undertaking to repay all amounts advanced if it should be ultimately determined that such Director or officer is not entitled to be indemnified under this Article 12 or otherwise.

C.     If a claim for indemnification or advancement of expenses under this Article 12 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D.    The rights conferred on any Covered Person by this Article 12 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, the By-Laws, agreement, vote of shareholders or disinterested directors or otherwise. This Article 12 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

E.     The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a Director, officer, employee or agent of a Covered Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Covered Entity.

F.      Any repeal or modification of the foregoing provisions of this Article 12 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

G.    In furtherance and not in limitation of any powers conferred by statute:

(i)      The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is serving in any capacity, at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability or expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability or expense under the provisions of law; and

(ii)      The Corporation may create a trust fund, grant a security interest or lien on any assets of the corporation and/or use other means (including, without limitation, letters of credit, guaranties, surety bonds and/or other similar arrangements), and enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

(iii)      The Corporation may, as determined appropriate by the Board of directors, enter into any agreements, contracts or arrangements, including indemnification agreements, with directors and officers of the Corporation, in furtherance of this Article 12.

The undersigned certifies that he is the Chairman and President of AMERCO, a Nevada corporation, and further that the Board of Directors of the Corporation, by resolution dated June 5, 2013, and the stockholders of the Corporation at their meeting dated August 29, 2013, authorized the foregoing Articles of Incorporation.

DATED:  August 29, 2013.

AMERCO, a Nevada corporation

By: _______________________________________

Edward J. Shoen, President